As filed with the Securities and Exchange Commission on October 31, 2006

Registration No.  333-119945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 4
TO

FORM S-11

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BEHRINGER HARVARD REIT I, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1605

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III
Executive Vice President and Secretary
Behringer Harvard REIT I, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1620

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Michael J. Choate, Esq.
Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois 60601
(312) 836-4066

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-119945

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

Explanatory Note

This Post-Effective Amendment No. 4 to Form S-11 Registration Statement (333-119945) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Consolidated Financial Statements and Exhibits

(b)   Exhibits.  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

10.2	Fourth Amended and Restated Advisory Agreement between the Registrant and Behringer Advisors LP (filed herewith)

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 31st day of October, 2006.

BEHRINGER HARVARD REIT I, INC.
By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Behringer	Chief Executive Officer, Chief Investment Officer	October 31, 2006
Robert M. Behringer	and Director (Principal Executive Officer)

*	President, Chief Operating Officer and Director	October 31, 2006
Robert S. Aisner

*	Chief Financial Officer (Principal Financial Officer)	October 31, 2006
Gary S. Bresky

/s/ Kimberly Arianpour	Chief Accounting Officer (Principal Accounting Officer)	October 31, 2006
Kimberly Arianpour

*	Director	October 31, 2006
Charles G. Dannis

*	Director	October 31, 2006
Steven W. Partridge

*	Director	October 31, 2006
G. Ronald Witten

*	/s/ Robert M. Behringer
Signed on behalf of the named individuals by
Robert M. Behringer under power of attorney

EXHIBIT INDEX

Exhibit No.	Description

10.2	Fourth Amended and Restated Advisory Agreement between the Registrant and Behringer Advisors LP (filed herewith)